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Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

July 23, 2015

EQT Midstream Partners, LP
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

        We have acted as counsel for EQT Midstream Partners, LP, a Delaware limited partnership (the "Partnership"), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the prospectus contained therein (the "Prospectus"), registering securities to be issued and sold by the Partnership from time to time pursuant to Rule 415 under the Securities Act. Such securities include common units representing limited partner interests in the Partnership that may be issued and sold by the Partnership.

        In connection therewith, we prepared the discussion set forth under the caption "Material Income Tax Considerations" in the Prospectus (the "Discussion").

        We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein.

        In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of (i) the Partnership's and its general partner's statements, covenants and representations contained in the Registration Statement, (ii) a representation letter provided to us by the Partnership in support of this opinion, and (iii) other information provided to us by the representatives of the Partnership.

        We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement and to the reference to our firm and this opinion in the Discussion and under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

        The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,
/s/ BAKER BOTTS L.L.P.

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  Exhibit 8.1